Exhibit 99.1

Encana delivers strong first quarter results; company’s multi-basin advantage drives growth and value

Calgary, Alberta (May 2, 2017) TSX, NYSE: ECA

Encana’s first quarter performance strongly underpins its five-year plan and 2017 objectives of returning to growth by mid-year, delivering at least 20 percent production growth in its core assets from the fourth quarter of 2016 to the fourth quarter of 2017 and maintaining or enhancing efficiencies despite sector inflation. Highlights from the quarter include:

●	net earnings of $431 million compared to a net loss of $379 million in the first quarter of 2016
●	cash from operating activities of $106 million and non-GAAP cash flow of $278 million
●	non-GAAP corporate margin of $9.72 per barrel of oil equivalent (BOE), up from $2.92 per BOE in the first quarter of 2016
●	core asset production of 237,300 barrels of oil equivalent per day (BOE/d), representing 75 percent of total production
●	liquids production of 110,900 barrels per day (bbls/d) including oil and plant condensate production of 87,900 bbls/d, which represents almost 80 percent of total liquids production
●	enhanced well performance across the portfolio using an advanced completion design pioneered in the Eagle Ford during the previous quarter
●	new Permian 12-well pad delivered peak daily production of 14,000 BOE/d, including 11,000 bbls/d of oil
●	infrastructure on schedule to support Montney liquids growth to an expected 70,000 bbls/d by 2019

“Our culture of innovation and agility drives the real-time transfer of technology across our multi-basin portfolio to create a strong competitive advantage,” said Doug Suttles, Encana President & CEO. “We saw this during the quarter, when the combination of our large multi-well pads, simultaneous use of multiple drilling rigs and frac spreads and advanced completion design drove efficiencies and returns.”

“Our strong performance through the first quarter gives us a lot of confidence for 2017 and our five-year plan,” added Suttles. “We expect to significantly increase crude and condensate production through the year and deliver strong corporate margin growth. We are boosting well productivity while offsetting inflation through continued operational efficiencies and active supply chain management. Our risk management and marketing programs effectively manage risk and preserve optionality.”

Strong first quarter results: Encana positioned to meet or exceed 2017 targets

Encana reported strong financial and operational results for the first quarter, driven by increased liquids production and improved margins. The company expects to grow oil and condensate production by greater than 35 percent and total production from its core assets by more than 20 percent between the fourth quarter of 2016 and the fourth quarter of 2017. This includes an expected fourth quarter ramp up of Montney production when new facilities become operational. The company expects total production will begin to grow from the middle of 2017.

In 2018, Encana is positioned to further increase its non-GAAP corporate margin at flat pricing of $55 WTI and $3 NYMEX and grow total production from its core assets between the fourth quarter of 2017 and the fourth quarter of 2018.

Encana generated cash from operating activities of $106 million in the first quarter of 2017. Non-GAAP cash flow was $278 million compared to $102 million in the first quarter of 2016. Encana delivered first quarter net earnings of $431 million, or $0.44 per share, compared to a first quarter 2016 net loss of $379 million. Non-GAAP operating earnings were $104 million, or $0.11 per share, compared to a first quarter 2016 non-GAAP operating loss of $130 million.

Encana Corporation

The company’s focus on its premium return well inventory, combined with continued efficiencies, contributed to a first quarter non-GAAP corporate margin of $9.72 per BOE, up from $2.92 per BOE in the first quarter of 2016. This is ahead of the company’s expectations and sets Encana on track to deliver a non-GAAP corporate margin of greater than $10.00 per BOE in 2017.

The company delivered first quarter production of 317,900 BOE/d, including total liquids production of 110,900 bbls/d, of which almost 80 percent was light oil and plant condensate. Encana’s core assets contributed 237,300 BOE/d, making up 75 percent of total production. Natural gas production in the first quarter averaged 1,241 million cubic feet per day (MMcf/d).

Encana concluded the first quarter of 2017 with total liquidity of more than $5.0 billion, comprising cash and cash equivalents of $523 million and available credit facilities of $4.5 billion. Encana further streamlined its portfolio with the sale of its Tuscaloosa Marine Shale assets in Mississippi and Louisiana; the transaction was completed on April 13, 2017.

Delivering better wells: Multi-basin advantage and advanced completion design

Encana continues to innovate and share knowledge across its high-quality, multi-basin portfolio to deliver better wells and quality returns. The company is delivering strong well performance using an advanced completion design that it successfully piloted in the Eagle Ford in late 2016. In the Montney, this design delivered up to a 60 percent production increase on two wells in the Tower area and two wells in Pipestone over a 60-day period.

This design is also driving strong results in the Austin Chalk area of the Eagle Ford, with three wells brought on production during the first quarter each delivering average 30-day initial production rates of 1,300 BOE/d, including 1,000 bbls/d of oil. In addition, five new Austin Chalk wells brought on production in mid-April are each delivering an average of over 2,150 BOE/d, including over 1,900 bbls/d of oil. Advanced completions are underway in the Permian and Duvernay.

Differentiated execution: Developing the Cube

Encana continues to pioneer new approaches with its large multi-well pad, full-scale development model. This development approach targets multiple stacked pay zones from a single above-ground location to optimize resource recovery and lower development costs and operating expenses.

The most recent example of Encana’s full-scale development is its Abbie Laine pad in the Permian. During the first quarter, Encana targeted five different stacked pay zones from 12 wells with each delivering an average 30-day initial production rates of over 1,000 BOE/d, including over 800 bbls/d of oil. Peak daily production from the 12-well pad was approximately 14,000 BOE/d, including 11,000 bbls/d of oil.

Maintaining well costs: Efficiencies outpace sector inflation

In anticipation of a busier year for the industry, Encana secured between 60 and 70 percent of its 2017 drilling and completions program through self-sourcing or at contracted rates in the fourth quarter of 2016. The company expects to hold total year-over-year drilling and completion costs essentially flat through active supply chain management and ongoing operating efficiencies.

Encana is on track to meet or exceed its 2017 guidance. First quarter operating expense was down by $34 million, or 20 percent year-over-year, and transportation and processing costs were down by $57 million, or 21 percent, compared to the first quarter of 2016.

Managing risk and preserving optionality: Updates to Encana’s Risk Management Program

Encana’s multi-basin portfolio, short-cycle capital program and robust risk management strategy effectively position the company to manage risk and protect value. Encana has protected between 70 and 75 percent of its expected oil, condensate and natural gas production for the remainder of 2017.

Encana Corporation

As at April 26, 2017, Encana had hedged approximately 81,000 bbls/d of expected 2017 oil and condensate production for the balance of the year using a variety of structures at an average price of $51.33 per barrel (bbl). The company has hedged approximately 865 MMcf/d of expected 2017 natural gas production for the balance of the year using a variety of structures at an average price of $3.15 per thousand cubic feet (Mcf). For 2018, the company has hedged approximately 31,000 bbls/d of expected oil and condensate production at an average price of $55.45 per bbl and approximately 500 MMcf/d of expected natural gas production at an average price of $3.06 per Mcf.

In addition, Encana is actively managing regional price risk through a combination of term financial basis hedging and physical transportation, resulting in Encana having only limited exposure to AECO natural gas and Midland oil pricing through 2020.

In the Montney, over 50 percent of Encana’s 2017 and two thirds of its expected 2018 to 2020 Western Canadian natural gas price exposure is protected from the AECO benchmark. From 2018 to 2020, the company expects to transport approximately 500 MMcf/d of its physical gas to market areas in the Pacific Northwest, Midwest (Chicago) and Northeast (Dawn, Ontario). Long-term financial basis hedge programs further diversify away from the AECO market. Encana has hedged approximately 475 MMcf/d of AECO basis for the 2018 to 2020 period at NYMEX less $0.87 per Mcf.

In the Permian, more than 80 percent of Encana’s expected 2017 to 2020 oil production is protected from Midland pricing. In 2017, Encana has hedged an average of 35,000 bbls/d of Midland differential at WTI less $0.61 per bbl. From 2018 to 2020, Encana has hedged an average of approximately 17,000 bbls/d of Midland differential at WTI less $0.83 per bbl. The company’s physical transportation includes 25,000 bbls/d on Enterprise Products’ upcoming Midland-to-Houston pipeline with an option for up to an additional 25,000 bbls/d. Production delivered on this pipeline will have access to the Houston refining complex and export markets.

Dividend Declared

On May 1, 2017, the Board of Directors declared a dividend of $0.015 per common share payable on June 30, 2017 to common shareholders of record as of June 15, 2017.

First Quarter Highlights

Non-GAAP Cash Flow Reconciliation
(for the period ended March 31) ($ millions, except per share amounts)	Q1 2017	Q1 2016
Cash from (used in) operating activities	106	157
Deduct (add back):
Net change in other assets and liabilities	(12)	(4)
Net change in non -cash working capital	(160)	59
Non-GAAP cash flow[1]	278	102
Non-GAAP Operating Earnings Reconciliation
Net earnings (loss)	431	(379)
Before-tax (addition) deduction:
Unrealized gain (loss) on risk management	362	(55)
Impairments	-	(912)
Restructuring charges	-	(31)
Non-operating foreign exchange gain (loss)	34	344
Gain (loss) on divestitures	(1)	-
Gain on debt retirement	-	89

Encana Corporation

	395	(565)
Income tax	(68)	316
After-tax (addition) deduction	327	(249)
Non-GAAP operating earnings (loss)[1]	104	(130)
Non-GAAP operating earnings (loss) per share	0.11	(0.15)
[1]	Non-GAAP cash flow and non-GAAP operating earnings (loss) are non-GAAP measures as defined in Note 1.

Production Summary
(for the period ended March 31) (average)	Q1 2017	Q1 2016	% Δ
Natural gas (MMcf/d)	1,241	1,516	(18)
Liquids (Mbbls/d)	110.9	130.8	(15)
Total production (MBOE/d)	317.9	383.4	(17)

Natural Gas and Liquids Prices
	Q1 2017	Q1 2016
Natural gas
NYMEX ($/MMBtu)	3.32	2.09
Encana realized gas price[1] ($/Mcf)	2.50	2.18
Oil and NGLs ($/bbl)
WTI	51.91	33.45
Encana realized liquids price[1]	43.45	33.09
[1]	Prices include the impact of realized gain (loss) on risk management.

First Quarter Conference Call and Annual Meeting of Shareholders

A conference call and webcast to discuss the 2017 first quarter results will be held for the investment community today, May 2, 2017, at 7 a.m. MT (9 a.m. ET). To participate, please dial (844) 707-0663 (toll-free in North America) or (703) 326-3003 (international) approximately 10 minutes prior to the conference call.

The Annual Meeting of Shareholders will be held today, May 2, 2017, at the BMO Centre, Palomino Room, 20 Roundup Way S.E., Calgary, Alberta, beginning at 10 a.m. MT (12 p.m. ET). Live audio webcasts of the first quarter conference call and the Annual Meeting of Shareholders, including slides, will also be available on Encana’s website, www.encana.com, under Investors/Presentations & Events. The webcasts will be archived for approximately 90 days.

Encana Corporation

Encana is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing natural gas, oil and natural gas liquids (NGLs). By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

Important Information

Encana reports in U.S. dollars unless otherwise noted. Production, sales and reserves estimates are reported on a net (after-royalties) basis, unless otherwise noted. The term liquids is used to represent oil, NGLs and condensate. The term liquids-rich is used to represent natural gas streams with associated liquids volumes. Unless otherwise specified or the context otherwise requires, references to Encana or to the company includes reference to subsidiaries of and partnership interests held by Encana Corporation and its subsidiaries.

Encana Corporation

NOTE 1: Non-GAAP measures - Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP.

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Non-GAAP Cash Flow is a non-GAAP measure defined as cash from operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Corporate Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production.

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Non-GAAP Operating Earnings (Loss) is a non-GAAP measure defined as net earnings (loss) excluding non-recurring or non-cash items that management believes reduces the comparability of the company’s financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes may include valuation allowances and the provision related to the pre-tax items listed, as well as income taxes related to divestitures and adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate.

ADVISORY REGARDING RESERVES & OTHER RESOURCES INFORMATION - The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation. The conversion of million British thermal units (MMBtu) is on the basis that one MMBtu equals one thousand cubic feet (Mcf) based on a standard heat value Mcf. 30-day initial or peak production and other short-term rates are not necessarily indicative of long-term performance or of ultimate recovery. Drilling and completions costs in the Permian, Eagle Ford, Duvernay and Montney have been normalized based on lateral lengths of 7,500 feet, 5,000 feet, 8,200 feet and 9,000 feet, respectively. Premium return well inventory are locations with expected after tax returns greater than 35 percent at $50/bbl WTI and $3/MMBtu NYMEX.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS - This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation. FLS include: advancement of and expected growth and returns in Encana’s five-year plan; expectation of meeting or exceeding the targets in Encana’s corporate guidance; anticipated production, composition of commodity mix, cash flow and corporate margins; anticipated costs, ability to maintain or enhance efficiencies, manage inflation and success of supply chain management; expected costs, capacity and timing of infrastructure being operational; anticipated hedging and outcomes of risk management program, including exposure to certain commodity prices, amount of hedged production and physical sales locations; ability to access credit facilities and other sources of liquidity; performance of Encana’s assets relative to peers; advantages of Encana’s multi-basin portfolio and multi-well pad full-scale development model; and anticipated dividends.

Readers are cautioned against unduly relying on FLS which, by their nature, involve numerous assumptions, risks and uncertainties that may cause such statements not to occur, or results to differ materially from those expressed or implied. These assumptions include: future commodity prices and differentials; foreign exchange rates; Encana’s ability to access its revolving credit facilities and shelf prospectuses; assumptions contained in Encana’s corporate guidance and in the news release; data contained in key modeling statistics; availability of attractive hedges and enforceability of risk management program; effectiveness of Encana’s drive to productivity and efficiencies; results from innovations; the expectation that counterparties will fulfill their obligations under the gathering, midstream and marketing agreements; access to transportation and processing facilities where Encana operates; assumed tax, royalty and regulatory regimes; and expectations and projections made in light of, and generally consistent with, Encana’s historical experience and its perception of historical trends, including with respect to the pace of technological development, the benefits achieved and general industry expectations.

Risks and uncertainties that may affect these business outcomes include: the ability to generate sufficient cash flow to meet Encana’s obligations; commodity price volatility; ability to secure adequate product transportation and potential pipeline curtailments; variability and discretion of Encana’s board of directors

Encana Corporation

to declare and pay dividends, if any; the timing and costs of well, facilities and pipeline construction; business interruption and casualty losses or unexpected technical difficulties; counterparty and credit risk; risk and effect of a downgrade in credit rating and its impact on access to capital markets and other sources of liquidity; fluctuations in currency and interest rates; risks inherent in Encana’s corporate guidance; failure to achieve anticipated results from cost and efficiency initiatives; risks inherent in marketing operations; risks associated with technology; changes in or interpretation of royalty, tax, environmental, greenhouse gas, carbon, accounting and other laws or regulations; risks associated with existing and potential future lawsuits and regulatory actions made against Encana; impact to Encana as a result of disputes arising with its partners, including the suspension by its partners of certain of their obligations and the inability to dispose of assets or interests in certain arrangements; Encana’s ability to acquire or find additional reserves; imprecision of reserves estimates and estimates of recoverable quantities of natural gas and liquids from plays and other sources not currently classified as proved, probable or possible reserves or economic contingent resources, including future net revenue estimates; risks associated with past and future acquisitions or divestitures of certain assets or other transactions or receipt of amounts contemplated under the transaction agreements (such transactions may include third-party capital investments, farm-outs or partnerships, which Encana may refer to from time to time as “partnerships” or “joint ventures” and the funds received in respect thereof which Encana may refer to from time to time as “proceeds”, “deferred purchase price” and/or “carry capital”, regardless of the legal form) as a result of various conditions not being met; and other risks and uncertainties impacting Encana’s business, as described in its most recent Annual Report on Form 10-K and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes the expectations represented by such FLS are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the assumptions, risks and uncertainties referenced above are not exhaustive. FLS are made as of the date of this news release and, except as required by law, Encana undertakes no obligation to update publicly or revise any FLS. The FLS contained in this news release are expressly qualified by these cautionary statements.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: Brendan McCracken Vice-President, Investor Relations (403) 645-2978 Patti Posadowski Sr. Advisor, Investor Relations (403) 645-2252	Media contact: Simon Scott Vice-President, Communications (403) 645-2526 Jay Averill Director, Media Relations (403) 645-4747

SOURCE: Encana Corporation

Encana Corporation